Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enveric Biosciences, Inc. on Form S-1 (File No. 333-284277 ), Form S-3 (File No.’s 333-276473, 333-280721, 333-290580 and 333-292363) and Form S-8 (File No.’s 333-269330, 333-286066 and 333-292325) of our report dated March 27, 2026, with respect to the consolidated financial statements of Enveric Biosciences, Inc. as of and for the year ended December 31, 2025, included in this Annual Report on Form- 10K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Morristown, New Jersey

March 27, 2026